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                                                                    Exhibit 10.6

                                Letter of Intent

                               February 25, 1997

Franklin Electronic Publishers, Inc., a Pennsylvania corporation ("Franklin"), and Voice Powered Technology International, Inc., a California corporation ("VPTII"), hereby set forth their present intention to enter into an agreement regarding a merger of VPTII with Franklin or a wholly-owned subsidiary of Franklin upon the following principal terms and conditions:

               1. Structure; Timing. VPTII will merge (the "Merger") with Franklin or Franklin's wholly-owned subsidiary pursuant to a mutually agreed upon definitive Agreement and Plan of Merger (the "Agreement") containing terms and conditions customary for transactions of this size and nature.

               2. Effect of Merger; Purchase Price. The Agreement will provide that Franklin will pay $0.25 per share for each issued and outstanding share of VPTII Common Stock, payable in cash or in shares of common stock of Franklin as mutually agreed to by the parties hereto.

               3. Corporate Approval; Shareholder Approval. VPTII represents that its Board of Directors has authorized and approved the execution of this Letter of Intent. VPTII shareholder approval will be required for the Merger.

               4. Representations and Warranties; Covenants. The Agreement will provide for customary representations, warranties and covenants.

               5. Due Diligence. Franklin and its attorneys and accountants will have full access to the books and records of VPTII from the date hereof through and including April 30, 1997 (the "Inspection Period") to complete a due diligence investigation of VPTII. At any time during the Inspection Period, Franklin may upon written notice to VPTII terminate this Letter of Intent or the Agreement, as applicable, without liability to VPTII. If the parties agree that Franklin will pay for the VPTII Common Stock in shares of common stock of Franklin, VPTII and its attorneys and accountants will have such access to the books and records of Franklin during the Inspection Period as shall be appropriate to conduct a due diligence investigation of Franklin.

               6. Post Merger Employment Benefits. Employees of VPTII who become employed by Franklin after the Merger will become eligible to participate in comparable employee benefit plans as are generally available to similarly situated employees of Franklin.





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               7.         Closing Conditions; Covenants.  Each party's
obligations will be subject to customary closing conditions, including, without limitation, (i) those required to implement the deal terms described above,
(ii) the negotiation of payment terms in respect of the accounts payable and other commitments owed by VPTII to third parties on terms satisfactory to Franklin, and (iii) such other conditions as the parties shall mutually agree upon.

               8. No-Shop Provision. VPTII will immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any merger, business combination, sale of a significant amount of its assets outside of the ordinary course of business, change of control or similar transaction involving such party or any of its subsidiaries or divisions (an "Acquisition Transaction"). Franklin acknowledges that VPTII is engaged in discussions regarding the raising of funds, and that the raising of funds may involve the sale of shares of capital stock of VPTII outside the ordinary course of business. VPTII agrees that it will not complete a transaction involving the sale of shares of capital stock of VPTII nor enter into a commitment to do so without Franklin's concurrence until the earlier of the mutual abandonment of the transaction contemplated hereby or April 30, 1997. The parties will immediately advise each other of any determination by their respective Boards of Directors not to proceed with the transactions contemplated hereby. VPTII agrees that, until April 30, 1997 or the earlier mutual abandonment of the transaction contemplated hereby, VPTII will not, and will not authorize any officer, director or affiliate of VPTII or any other person on its behalf to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information), any offer or proposal from any party concerning a possible Acquisition Transaction; provided, however, that nothing in this Section 8 shall preclude VPTII's Board of Directors, pursuant to its fiduciary duties under applicable law, from entering into, or causing the officers of VPTII from entering into negotiations with or furnishing information to a third party which has initiated contact with VPTII, from passing on to VPTII's shareholders information regarding any such third party offer or from otherwise fulfilling such fiduciary duties. VPTII will promptly notify Franklin in writing of any such inquiries or proposals. VPTII shall have no obligations under this Section if Franklin unilaterally decides not to proceed with the proposed merger or causes it not to occur other than as a result of VPTII's breach of its obligations hereunder.

               9. Break-up Fee. In the event that VPTII breaches the agreements contained in Section 8 above and/or enters into an agreement for an Acquisition Transaction with a third party, then, whether or not such Acquisition Transaction is consummated, (i) if Franklin shall have made the $500,000 loan to VPTII described in Section 11 below, such loan and any and all interest



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accrued thereon shall immediately become due and payable, and (ii) VPTII shall immediately pay to Franklin $100,000 in cash.

               10. Continuation of Business. From the date hereof until the earlier of the mutual abandonment of the transaction contemplated hereby or April 30, 1997, except as Franklin and VPTII mutually agree in writing, VPTII
(i) will preserve and operate its business in the ordinary course and will not enter into any transaction or agreement or take any action out of the ordinary course or enter into any transaction or make any commitment involving an individual expense or capital expenditure by VPTII in excess of $50,000, (ii) will not declare any dividends, grant new stock options (except that VPTII may issue new stock options to its employees after conferring with Franklin), accelerate any options or issue new shares of stock or other securities (other than pursuant to exercise of events of outstanding options, warrants or rights) or rights to acquire any such options, shares or securities, or make any commitments with respect to any of the foregoing, and (iii) will not borrow more than $3,000,000 (including existing borrowings) under its line of credit with KBK Financial Inc.

               11. Loan to VPTII. Franklin shall make a $500,000 loan to VPTII on or prior to March 12, 1997, which loan shall be evidenced by a promissory note, on which interest shall accrue on the outstanding principal amount at a rate of 9% per annum from the date of issuance. The principal and interest due on the note shall be payable (whether or not the Agreement is executed) on December 31, 1997, and shall be secured by all of VPTII's tangible and intangible assets, subordinate only to KBK Financial Inc.'s security interest therein.

               12. Term. This Letter of Intent shall expire upon the earlier of (i) March 12, 1997, if the $500,000 loan from Franklin to VPTII described in Section 11 above is not made on or prior to March 12, 1997, (ii) the date of execution of the definitive Agreement, (iii) the close of business (5:00 p.m. E.S.T.) on April 30, 1997, (iv) the date Franklin notifies VPTII that it has elected to terminate this Letter of Intent pursuant to the provisions of Section 5 hereof, and (v) the date of termination of this Letter of Intent by mutual consent of Franklin and VPTII.

               13. Fees and Expenses. All costs and expenses incurred in connection with the transaction shall be paid by the party incurring such expenses.

               14. Public Disclosure. Except as a party may reasonably determine is required by law (in which event, it shall give to the other party notice and an opportunity to review and approve the proposed release or other publication), neither party shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement







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without prior approval of the other party, which approval shall not be unreasonably withheld.

               15. Counterparts; Governing Law. This Letter of Intent may be executed in counterparts and the counterparts together will constitute a single, fully-executed original. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

               16. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. If any of the covenants or provisions of this Agreement shall be deemed to be unenforceable by reason of its extent, duration, scope or otherwise, the parties contemplate that the court making such determination shall reduce such extent, duration, scope or other provision, and shall enforce them in their reduced form for all purposes contemplated by this Agreement.

               17. Nonbinding Document. This Letter of Intent does not constitute an offer and is not binding (except for Sections 5, 8, 9, 10, 12, 13 and 14 above, which the parties hereby represent and warrant and acknowledge are binding and enforceable and not subject to further corporate or shareholder approval). Except as expressly provided in the previous sentence, all rights and obligations of the parties are subject to execution of definitive mutually satisfactory agreements and obtaining all required corporate approvals.
Neither VPTII nor Franklin will be under any legal obligation of any kind whatsoever in respect of the Merger by virtue of this Letter of Intent except for the matters specifically agreed to herein. A binding commitment with respect to the Merger will result only from the execution of a definitive agreement.

       This Letter of Intent is executed as of the date first set forth above.


FRANKLIN ELECTRONIC                    VOICE POWERED TECHNOLOGY
  PUBLISHERS, INC.                       INTERNATIONAL, INC.


By          [SIG]                       By  /s/ EDWARD KRAKAUER
  -----------------------------           --------------------------------
  Name:   G. Winsky                       Name: Edward Krakauer
  Title:     SVP                          Title: Pres. and CEO




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